Exhibit 99.2

MEDIA CONTACT:
Susan Hook RedEnvelope, Inc. 415-512-6193

INVESTOR CONTACT:
Jordan Goldstein Financial Dynamics 415-439-4500

5:30 am (ET)

JOSEPH C. GANDOLFO TO JOIN REDENVELOPE BOARD

SAN FRANCISCO, CA (March 30, 2005) — RedEnvelope, Inc. (NASDAQ: REDE) today announced the appointment an additional director, Joseph C. Gandolfo to its Board of Directors, effective April 4, 2005, the beginning of the Company’s 2006 fiscal year.

Mr. Gandolfo served as the President of Worldwide Operations for Mattel, Inc. from 1990 to 2000, where he was responsible for the operations of 18 facilities in nine countries. Prior to his employment with Mattel, Inc., Mr. Gandolfo spent 24 years at General Electric in its Major Appliance Group and Consumer Electronics Division, where he held a number of positions, including general manager of North American manufacturing for the Consumer Electronics Division from 1988-1990.

“We are delighted that Joe has agreed to join our Board,” said Alison May, RedEnvelope’s President and Chief Executive Officer. “Joe’s wealth of manufacturing and operations experience will be a great asset to the Company, particularly as we continue to emphasize overseas sourcing, personalization and other value-added services, such as incorporating customers’ digital photos in gifts.”

Following this appointment, the Company’s Board will consist of seven directors.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, such as those described in our Report on Form 10-Q for the period ended December 26, 2004, including those discussed under the captions

“Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Future Operating Results,” which document is on file with the Securities and Exchange Commission and available at its website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

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